EXHIBIT 99.2

CONSENT OF PERSON NAMED AS
ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Fidelity National Title Group, Inc., a Delaware corporation, in its Registration Statement on Form S-1 of the Company and any amendments thereto.

/s/  Thomas M. Hagerty
Thomas M. Hagerty
Dated: July 24, 2006